EXHIBIT 23.1

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                  GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
               Certified Public Accountants and Consultants

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                             NEXIA INTERNATIONAL

INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors
Brake Headquarters U.S.A., Inc.

We hereby consent to the incorporation by reference in the registration statement of Brake Headquarters, Inc. on Form S-8 (Registration No. 333-12821), of our report dated February 8, 1995, on the consolidated statements of operations, shareholders' equity and cash flows of Brake Headquarters, U.S.A., Inc. and Subsidiaries (formerly Sanyo Industries, Inc.) for the year ended December 31, 1994, which report appears in the December 31, 1996 annual report on Form 10-K of Brake Headquarters, U.S.A., Inc.

/s/ Goldstein Golub Kessler & Company, P.C.

GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

April 3, 1997


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